UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TECHNIP-COFLEXIP
(Exact name of registrant as specified in its charter)

The Republic of France (State or other jurisdiction of incorporation or organization)	N/A (IRS Employer Identification Number)

Attention: Mr. Daniel Valot
La Défense 6 — 170, place Henri Régnault
92973 Paris La Défense Cedex — France
(011 33 1) 47 78 21 21
(Address, including zip code, and telephone number
including area code, of registrant’s principal executive offices)

Technip-Coflexip Share Plan 2002
(Full Title of the Plan)

Mr. Georges Lezaun
Technip USA
1990 Post Oak Boulevard
Suite 200
Houston Texas 77056-3846
(281) 531-7661
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share	offering price	registration fee

Ordinary Shares	80,000	$101.05	$8,084,000	$743.73

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan information.

     Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents are incorporated by reference herein and shall be deemed a part hereof:

(a)	Technip-Coflexip’s Annual Report on Form 20-F for the year ended December 31, 2001 (Commission File No. 001-15234);

(b)	Technip-Coflexip’s Current Reports on Form 6-K furnished to the Commission on:

•	January 17, 2002

•	January 23, 2002

•	January 30, 2002

•	February 5, 2002

•	February 22, 2002

•	March 7, 2002

•	March 15, 2002

•	March 21, 2002

•	March 26, 2002

•	April 8, 2002

•	April 22, 2002

•	April 24, 2002

•	April 29, 2002

•	May 15, 2002

•	May 23, 2002

•	June 4, 2002

(c)	All other reports filed or furnished by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since December 31, 2001.

     To the extent designated therein, certain Current Reports of Technip-Coflexip on Form 6-K, and all other documents filed by Technip-Coflexip pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any document filed with or furnished to the Commission subsequently to that document and incorporated herein by reference or in any other document filed subsequent to the date of this Registration Statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     None.

Item 6. Indemnification of Directors and Officers

     Technip-Coflexip maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (a)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)   That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on June 11, 2002.

Technip-Coflexip

By:	/s/ Daniel Valot

Daniel Valot Chairman of the Management Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel Valot, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this registration statement, supplements to this registration statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Valot Daniel Valot	Chairman of the Management Board (Principal Executive and Chief Financial Officer)	June 11, 2002

/s/ Laurent Renard Laurent Renard	Group Financial Controller (Principal Accounting Officer)	June 11, 2002

/s/ Daniel Burlin Daniel Burlin	Member of the Management Board	June 11, 2002

/s/ Thomas Ehret Thomas Ehret	Vice Chairman of the Management Board	June 11, 2002

/s/ Jean Deseilligny Jean Deseilligny	Member of the Management Board	June 11, 2002

/s/ Georges Lezaun Georges Lezaun	Authorized Representative in the United States	June 11, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Bylaws Statuts of Technip-Coflexip as amended (incorporated by reference to Exhibit 3.1 to Technip-Coflexip’s annual report for the year ended December 31, 2001 on Form 20-F filed with the Commission on June 11, 2002 (Commission File No. 001-15234)).

4.2	Extract of Shareholders Resolutions of August 24, 2001, approving the Technip-Coflexip Share Plan 2002.

5.1	Opinion of Mr. Patrick Picard regarding the validity of the ordinary shares of Technip-Coflexip.

23.1	Consent of Barbier Frinault & Autres — Ernst & Young Network.

23.2	Consent of Ernst & Young.

24.1	Powers of Attorney (included on the signature pages hereto).

6

EXHIBIT 4.2

Extract of Shareholders Resolutions of August 24, 2001, approving Technip-Coflexip
Share Plan 2002

Note: Set forth below is an English summary of excerpts from the minutes of a Meeting of Shareholders (Assemblée Générale Mixte) of Technip held on August 24, 2001. This English version is only a summary, and not a literal translation, of the French language minutes of such Meeting and has been prepared to comply with the requirements of the Securities and Exchange Commission. Subsequent to this meeting the registrant’s name was changed from “Technip” to “Technip-Coflexip”. The English version does not create or evidence any obligations of the Registrant, nor does it create rights in any person. In event of any inconsistency between this English language version and the French original, the latter will control.

MATTERS WITHIN THE COMPETENCE OF THE EXTRAORDINARY MEETING

THIRD RESOLUTION

(Authorizing the Board of Directors to increase the share capital for the purpose of reserving the subscription to shares for members of a Company Savings Plan or Voluntary Employment Savings Plan)

     The General Meeting acting with the quorum and majority required for extraordinary general meetings,

     After hearing the Directors’ report and the special auditor’s report,

     Pursuant to provisions of Article L 225-129 VII of the Commercial Code and provisions of Articles L 443-1 et seq. of the Employment Code and Article L 225-138 of the Commercial Code,

     Grants to the Board of Directors and, where applicable, the Management Board, the powers required to increase, on one or several occasions, at its sole discretion, the share capital by a maximum nominal amount representing 1% of the capital at the date of implementation of the authorization by way of issue of shares or other securities giving access to the capital of the Company and reserved for members of a Company Savings Plan or a Voluntary Employee Savings Plan of the Company or of French or foreign companies of the group which fulfil the conditions determined by the Board of Directors or, where applicable, by the Management Board in accordance with applicable law.

     Resolves that the Board of Directors or, where applicable, the Management Board may provide for the allocation of bonus shares or other securities giving access to the capital of the Company, it being understood that the total advantage resulting from such allocation and, where applicable, the reduction in the subscription price, may not exceed the limits set by applicable law and regulations.

7

     Resolves that the issue price of the new shares and other securities giving access to the capital of the Company shall be determined by the Board of Directors or, where applicable, the Management Board in accordance with applicable law and regulations.

     Resolves that the characteristics of the other securities giving access to the capital of the Company shall be determined by the Board of Directors or, where applicable, the Management Board under the conditions determined by applicable regulations.

     Resolves to abolish the preferential subscription right of shareholders in favour of members of a Company Savings Plan or a Voluntary Employee Savings Plan.

     Resolves that the Board of Directors or, where applicable, the Management Board shall be vested with the powers required to implement this delegation with right of sub-delegation to the Chairman in particular to grant any extension of time to pay the shares and, where applicable, other securities giving access to the capital of the Company, determine the methods and conditions of the transactions, the dates and conditions of issues to be made by virtue of this authorization, the opening and closing dates of subscriptions, the dates of record of the securities, the methods of payment of the shares and other securities giving access to the capital of the Company, apply for listing on one of the regulated markets of Euronext Paris SA of the issued securities, report the completion of the increases of capital by the amount of shares which shall be actually subscribed, effect directly or indirectly all transactions and formalities related to the increases of share capital at its sole discretion, charge, where it deems fit, the costs of the capital increases to the premiums related to such increases and to deduct from such premiums the amounts necessary to bring the legal reserve up to one-tenth of the new capital after each increase.

     This authorization cancels and replaces the authorization granted to the Board of Directors by the Ordinary and Extraordinary General Meeting of 28 April 2000 by its tenth resolution.

     This authorization shall be valid for a period of twenty-six months from the date of this meeting.

8

WITHIN THE COMPETENCE OF THE COMBINED ORDINARY AND
EXTRAORDINARY GENERAL MEETING

ELEVENTH RESOLUTION

Powers

     The General Meeting acting with the quorum and majority required for extraordinary general meetings,

     Grants all powers to any bearer of an original, copy or extract of these minutes to carry out all deposits and necessary formalities.

9